Exhibit 10.3


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of September 8, 1999 by and between DAOU Systems, Inc., a Delaware corporation ("EMPLOYER"), and Donald R. Myll, an individual resident of the State of California ("EMPLOYEE").

                                    AGREEMENT

         The parties to this Agreement, intending to be legally bound, hereby agree as follows:

         1. EFFECTIVE DATE. Employee's employment with Employer will commence effective as of September 8, 1999 (the "EFFECTIVE DATE").

         2.       EMPLOYMENT TERMS AND DUTIES.

                  2.1 EMPLOYMENT. Employer employs Employee, and Employee accepts employment by Employer (the "EMPLOYMENT"), upon the terms and conditions set forth in this Agreement.

                  2.2 AT-WILL EMPLOYMENT. Employee's employment relationship with Employer is at-will, terminable at any time and for any reason by either Employer or Employee. Employer may terminate Employee with or without Cause (as defined below in Section 7.1). Although certain provisions of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of Employee's employment for any length of time.

                  2.3 DUTIES. Effective upon his appointment by Employer's Board of Directors, Employee will serve as Executive Vice President, Chief Financial Officer and Secretary of Employer and will have such duties as are assigned or delegated to Employee by the President of Employer (the "PRESIDENT"). Employee will: (i) devote his entire business time, attention, skill, and energy exclusively to the business of Employer;
(ii) use his best efforts to promote the success of Employer's business; and
(iii) cooperate fully with the President and the Board of Directors of Employer in the advancement of the best interests of Employer.

                   2.4      PARTICIPATION ON OUTSIDE BOARDS; HEARING SCIENCE.

                           (a)      Notwithstanding the provisions of Section
2.3, Employee shall be permitted to participate as a member of the Board of Directors of other corporations provided that (i) such participation does not interfere with or diminish the performance by Employee of his duties set forth in Section 2.3, and (ii) Employee obtains the prior written consent of the Board of Directors of Employer (which consent will not unreasonably be withheld). Employee agrees to resign from any such Boards of Directors at the request of Employer's Board of Directors if they conclude, in their discretion, that the participation of Employee on such Board is not in the best interest of Employer.

                           (b)      Employer acknowledges that it has been
informed by Employee that he is currently serving as Chief Executive Officer of Hearing Science, which currently occupies less that five hours per month of his time. As an accommodation to Employee, Employer agrees that Employee may continue to serve in this capacity until October 31, 1999. In the event that Employee continues to serve in an executive, employee or consultant capacity to Hearing Science beyond this date without Employer's prior approval, Employer may immediately terminate this Agreement for Cause.

                  2.5 COMPLIANCE WITH EMPLOYER'S POLICIES. Employee acknowledges and agrees that compliance with Employer's policies, practices and procedures is a term and condition of the Employment under this Agreement. Employee agrees to comply with the terms and conditions of Employer's Employee Confidentiality and Inventions Agreement, a copy of which is attached hereto as EXHIBIT A and is incorporated herein by this reference.

         3.       COMPENSATION.

                  3.1 SALARY. Employee will be paid an annual salary of One Hundred and Ninety Thousand Dollars ($190,000) (the "SALARY"), less any applicable state and federal taxes or other payroll deductions. The Salary will be payable in equal periodic installments according to Employer's customary payroll practices. Any adjustment to the Salary is at the sole discretion of Employer.

                  3.2 BENEFITS. Employee will be permitted to participate in such sick leave, pension, profit sharing, life insurance, hospitalization, long term disability, major medical and other employee benefit plans of Employer (collectively, the "BENEFITS"), that may be in effect from time to time for management level employees, to the extent that Employee is eligible under the terms of those plans.

                  3.3 ADDITIONAL COMPENSATION. As additional compensation for the services rendered by Employee pursuant to this Agreement, Employee is eligible for a quarterly bonus of up to $20,000 in accordance with Employer's Incentive Compensation Plan (the "ADDITIONAL COMPENSATION"). Employee is eligible for a pro-rated portion of the Additional Compensation for the period of 1999 after the Effective Date. In order to be eligible for the Additional Compensation, Employee shall be employed by Employer on the date that the Additional Compensation, if any, is customarily distributed by Employer.

         4.       GROWTH INCENTIVE.

                  4.1 GRANT OF OpTIONS. On the Effective Date, Employer will grant to Employee stock options for the right to purchase up to Three Hundred Thousand (300,000) shares of Employer's Common Stock (the "OPTIONS"), of which 150,000 options shall be issuable under Employer's 1996 Stock Option Plan (the "PLAN"), and 150,000 options shall be issuable outside of the Plan. The Options will consist of 61,536 incentive stock options and 238,464 non-qualified stock options, each exercisable at a price of $4.875 per share of Common Stock, which price is the fair market value of Employer's Common Stock on September 8, 1999. In addition to the terms set forth in this Section 4, all of the Options (whether or not issued pursuant to the Plan) will be subject to such other terms, conditions and limitations as generally are included in the Plan and in any related stock option agreement, as well as applicable state and federal laws including, but not limited to, tax and securities laws. The Options will vest as set forth below in Section 4.2.

                  4.2 VESTING OF THE OPTIONS. The Options will vest as follows:

                           (a)      61,536 incentive stock options will vest in
three (3) equal annual increments of 20,512 shares of Common Stock on the first, second and third anniversaries, respectively, of the Effective Date;

                           (b)      138,464 non-qualified options will vest in
two (2) equal increments of 46,155 shares of Common Stock on the first and second anniversaries, respectively, of the Effective Date and 46,154 shares of Common Stock will vest on the third anniversary of the Effective Date;

                           (c)      the remaining 100,000 non-qualified options
(the "PERFORMANCE-BASED OPTIONS") will vest on the earlier of: (i) the sixth anniversary of the Effective Date; or (ii) the achievement of the price targets of Employer's Common Stock set forth in EXHIBIT B to this Agreement; and

                           (d)      all unvested options will vest and become
exercisable in the event that Employee is terminated without Cause as defined in Section 7.1(c).

                  4.3       CONTINUED EMPLOYMENT. Except as described in
Section 7.1(e) of this Agreement, vesting of the Options pursuant to this Agreement is earned only by continuing as an employee of Employer at the will of Employer (not through the act of being granted the Option or acquiring shares hereunder). This Agreement, the transactions contemplated under it and the vesting schedule set forth in this Agreement do not constitute an express or implied promise of continued engagement for the vesting period, for any period, or at all.

         5. FACILITIES AND EXPENSES. Employer will pay on behalf of Employee (or reimburse Employee for) reasonable expenses incurred by Employee at the request of, or on behalf of, Employer in the performance of Employee's duties pursuant to this Agreement, and in accordance with Employer's employment policies, including reasonable expenses incurred by Employee (a) while attending conventions, seminars and other business meetings, (b) for appropriate business entertainment activities, and (c) for appropriate promotional expenses. In addition, Employer will reimburse Employee for the reasonable costs of equipping a home office (e.g. computer, phone line, printer and facsimile). Employee shall file expense reports with respect to such expenses in accordance with Employer's policies.

         6. VACATIONS AND HOLIDAYS. Employee will be entitled to paid vacation in an amount of four weeks per year. Employee may carry-over from one year to the next any accrued but unused vacation up to a maximum of six weeks of vacation. Once Employee accrues the maximum vacation, he will not accrue additional vacation until he takes enough vacation to bring his accrual below the maximum. Employee may take vacation at such time or times as approved by the President. Employee is entitled to holidays in accordance with the holiday policies of Employer in effect for its employees from time to time.

         7. PAYMENT UPON TERMINATION OF EMPLOYMENT. Upon termination of Employee's Employment, Employer will be obligated to pay to Employee only such compensation as is provided in this Section 7.

                  7.1       TERMINATION OF EMPLOYEE WITHOUT CAUSE OR
RESIGNATION BY EMPLOYEE FOR GOOD REASON FOLLOWING A CHANGE IN CONTROL. In the event of (i) the termination of Employee without Cause or (ii) a Change in Control Termination (as defined below), Employee will be eligible for payment of the Salary and accrued but unused vacation through the date of such termination and severance payments (the "SEVERANCE PAYMENT") in an aggregate amount equal to
(a) the Salary plus (b) an amount equal to the Additional Compensation, if any, paid to Employee during the twelve (12) month period preceding termination. The Severance Payment, if any, will be paid in a lump sum within 45 days of termination. In addition, Employer will reimburse the Employee for COBRA payments, if COBRA coverage is elected by Employee, for a twelve (12) month period. Employee's receipt of the Severance Payment and COBRA payment is conditioned upon his execution of a release of all claims effective as of the termination date, in substantially the form attached to this Agreement as EXHIBIT C.

                           (a)      A "CHANGE IN CONTROL TERMINATION" of the
employment relationship occurs if Employee resigns for Good Reason (as defined below) within twelve (12) months following a CHANGE IN CONTROL (as defined below).

                           (b)      "CHANGE IN CONTROL" is defined to have
occurred if, and only if:

                                    (i)     any individual, partnership, firm,
corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities entitled to vote in the election of directors of Employer;

                                    (ii)    there occurs a reorganization,
merger, consolidation or other corporate transaction involving Employer ("TRANSACTION"), in each case, with respect to which the stockholders of Employer immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of Employer or other corporation resulting from such Transaction; or

                                    (iii)   all or substantially all of the
assets of Employer are sold, liquidated or distributed.

                           (c)      DEFINITION OF CAUSE. A termination for
"CAUSE" occurs if Employee is terminated for any one of the following reasons:
(i) Employee's material breach of this Agreement; (ii) Employee's material failure to adhere to any written policy of Employer generally applicable to officers of Employer if Employee has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination);
(iii) the appropriation (or attempted appropriation) of a material business opportunity of Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Employer; (iv) the misappropriation (or attempted misappropriation) of any of Employer's funds or property; (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (vi) willful misconduct; (vii) physical or mental disability or other inability to perform the essential functions of his position, with or without reasonable accommodation; (viii) death; or (ix) as stated in Section 2.4(b).

                           (d)      RESIGNATION BY EMPLOYEE FOR GOOD REASON.
Employee shall have the right to terminate his employment with Employer, and such termination shall, for purposes of this Agreement, be considered a resignation by Employee for "GOOD REASON" if Employer: (i) changes Employee's position and title from Executive Vice President and Chief Financial Officer to a title and position of decreased responsibility or salary; or (ii) Employee's place of employment is located more than 50 miles from the current corporate location in San Diego, California. An event described in this Section 7.1(d) will not constitute Good Reason unless it is (i) communicated by Employee to Employer in writing and (ii) not corrected by Employer in a manner which is reasonably satisfactory to Employee within thirty (30) days of Employer's receipt of such written notice.

                           (e)      VESTING OF THE OPTIONS UPON A CHANGE IN
CONTROL. In the event of a Change in Control, seventy percent (70%) of all of the unvested Options will vest immediately upon the consummation of such Change in Control.

                  7.2 TERMINATION OF EMPLOYEE FOR CAUSE. In the event that Employer terminates Employee for Cause, Employee will be entitled to receive the portion of the Salary accrued and owing to Employee only through the date of such termination. In addition, at the option of Employer in its sole discretion, Employee may be eligible for the Severance Payments as described in Section 7.1 in exchange for his execution of a release of all claims effective as of the termination date, in substantially the form attached to this Agreement as EXHIBIT C.

                  7.3 TERMINATION OF EMPLOYMENT FOLLOWING DEATH OR DISABILITY. Where the Employment is terminated following Employee's death or where the Employment is terminated as a result of Employee suffering a disability which cannot be reasonably accommodated and which renders him unable to perform the essential functions of his position for 120 days, Employee is eligible for payment of the Salary and accrued but unused vacation through the date of such termination.

                  7.4 TERMINATION FOR ANY OTHER REASON. Except as provided in this Section 7, if Employee terminates his employment for any other reason, then Employee only will be entitled to receive the portion of the Salary accrued and owing to Employee through the date of such termination.

                  7.5 BENEFITS. Employee's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of Employee's termination, and Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

         8.       TAX ADJUSTMENT.

                  8.1 RIGHT TO GROSS-UP PAYMENTS. Notwithstanding anything in this Agreement to the contrary and except as set forth below, if it is determined that by reason of any payment or distribution occurring pursuant to the terms of this Agreement (or otherwise under any other agreement, plan or program) upon a Change in Control (collectively, the "PAYMENT") Employee becomes subject to the excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), then Employee shall be entitled to receive from Employer an additional payment (a "GROSS-UP PAYMENT") in an amount such that, after payment by Employee of all taxes (including, without limitation, the Excise Tax and any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  8.2 DETERMINATION OF GROSS-UP PAYMENTS. Subject to the provisions of Section 8.3, all determinations required to be made under this
Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other nationally recognized accounting firm mutually selected by Employer and Employee (the "ACCOUNTING FIRM"). The Accounting Firm shall provide its preliminary determination and detailed supporting calculations to Employer and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been the Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment determined pursuant to this Section 8 shall be paid by Employer to Employee within five (5) days of the receipt of the Accounting Firm's determination, and such determination shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made (the "UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 8.3 and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

                  8.3 GROSS-UP PAYMENT PROCEDURES. Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, then Employee shall: (i) give Employer any information reasonably requested by Employer relating to such claim; (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer; (iii) cooperate with Employer in good faith in order to contest effectively such claim; and (iv) permit Employer to participate in any proceedings relating to such claim; PROVIDED, HOWEVER, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                            Without limiting the foregoing, Employer shall
control all proceedings taken in connection with such contest (which control shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; PROVIDED, HOWEVER, that if Employer directs Employee to pay such claim and sue for a refund, then Employer shall advance, on an interest-free basis, the amount of such payment to Employee and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, FURTHER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

                  8.4 REFUNDS. If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 8.3, Employee becomes entitled to receive any refund with respect to such claim, then Employee shall promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 8.3, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         9.       GENERAL PROVISIONS.

                  9.1 REPRESENTATIONS AND WARRANTIES BY EMPLOYEE. Employee represents and warrants to Employer that the execution of this Agreement and the performance by Employee of his obligations under this Agreement will not: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

                  9.2 OBLIGATIONS CONTINGENT ON PERFORMANCE. The obligations of Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon Employee's performance of Employee's obligations hereunder.

                  9.3 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  9.4 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

                  9.5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                  If to Employer:   DAOU Systems, Inc.
                                    5120 Shoreham Place
                                    San Diego, CA  92122
                                    Attention:  President
                                    Facsimile No.:  (619) 452-2789

                  With a copy to:   Baker & McKenzie
                                    101 West Broadway, Twelfth Floor
                                    San Diego, California 92101-3890
                                    ATTENTION:  John J. Hentrich, Esq.
                                    Facsimile No.:  (619) 236-0429

                  If to Employee:   Donald R. Myll
                                    14558 Wildgrove Road
                                    Poway, CA  92064
                                    Facsimile No.:  (858) 486-6678

                  9.6 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including its exhibits, contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties to this Agreement.

                  9.7 GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to conflicts of law principles.

                  9.8 JURISDICTION. Subject to Section 9.10 of this Agreement, any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against any of the parties in the courts of the state in which the defendant in such action or proceeding resides or is domiciled, or, if it has or can acquire jurisdiction, in the United States District Court for the district of the state in which such defendant resides or is domiciled, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party hereto anywhere in the world.

                  9.9 NO UNDUE INFLUENCE. This Agreement is executed voluntarily and without any duress or undue influence. Employee acknowledges that he has read this Agreement and executed it with his full and free consent. No provision of this Agreement shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Agreement.

                  9.10 ARBITRATION. Employee agrees that any controversy between Employer and Employee arising from the Employment or termination of Employment, including, without limitation, any controversy related to the construction or application of any of the terms of this Agreement, arbitrability of this Agreement, claims for statutory violations, including claims for violation of the Civil Rights Act of 1991 (Title VII), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Employment and Housing Act, or any amendments to those statutes, claims for wages or other compensation, or other claims arising out of the Employment, shall, on the written request of Employee or Employer, be submitted to final and binding arbitration. Arbitration shall be pursuant to the Employment Arbitration Rules (the "RULES") of the American Arbitration Association (the "AAA"). The arbitration will take place in San Diego, California at the offices of the AAA. All fees and costs will be allocated to the parties to the arbitration as determined by the arbitrator; PROVIDED, HOWEVER, that each party will pay one-half of the estimated arbitrator's fees up front and, if either party fails to do so, then a default will be entered against such party solely with respect to such fees. Any determination of the arbitrator shall be final and binding on the parties. Nothing in this Agreement will prevent a party hereto from applying to a court that would otherwise have jurisdiction for provisional or interim injunctive or other equitable measures.

                  9.11 SECTION HEADINGS, CONSTRUCTION. The section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.

                  9.12 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  9.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


DAOU SYSTEMS, INC.                               EMPLOYEE:



By:       /s/ LARRY D. GRANDIA                   By:     /s/ DONALD R. MYLL
   ----------------------------------------         --------------------------
      Larry D. Grandia,                                   Donald R. Myll
      President and Chief Executive Officer

                                    EXHIBIT A

                EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT

                                    EXHIBIT B

                                  PRICE TARGETS


If the closing stock price for Daou as reported by NASDAQ averages $7.40 or higher for a period of 30 trading days prior to October 1, 2000, or Employer consummates a change of control transaction at or above $7.40 per share before such date, then 33,000 performance based options become immediately vested. Prices to be adjusted for stock splits.

If the closing stock price for Daou as reported by NASDAQ averages $10.20 or higher for a period of 30 trading days prior to October 1, 2001, or Employer consummates a change of control transaction at or above $10.20 per share before such date, then 33,000 performance based options become immediately vested. Prices to be adjusted for stock splits.

If the closing stock price for Daou as reported by NASDAQ averages $13.00 or higher for a period of 30 trading days prior to October 1, 2002, or Employer consummates a change of control transaction at or above $13.00 per share before such date, then 34,000 performance based options become immediately vested. Prices to be adjusted for stock splits.

                                    EXHIBIT C

                                 GENERAL RELEASE

THIS GENERAL RELEASE (this "RELEASE") is entered into effective as of _________________ ("EFFECTIVE DATE") by and between DAOU Systems, Inc., a Delaware corporation (the "COMPANY"), and Donald R. Myll, an individual resident of the State of California ("EMPLOYEE"), with reference to the following facts:

                                    RECITALS

         A. The parties hereto entered into an Employment Agreement dated\ as of September 8, 1999 (the "AGREEMENT"). Pursuant to the terms and conditions of the Agreement, and contingent upon satisfaction of the conditions described in the Agreement, Employee would become eligible for severance payments for up to twelve (12) months beginning on the date of the termination of Employee's employment relationship (the "SEPARATION DATE"), in exchange for Employee's release of the Company from all claims which Employee may have against the Company as of the Separation Date.

         B. The parties desire to dispose of, fully and completely, all claims which Employee may have against the Company in the manner set forth in this Release.

                                    AGREEMENT

         1. RELEASE. In exchange for the consideration described in the Agreement, receipt of which is hereby acknowledged, Employee, for himself and his heirs, successors and assigns, fully releases, and discharges the Company and its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively "AGENTS"), and all entities related to the Company and its Agents, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively, "RELATED ENTITIES"), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have, own or hold against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act, as amended ("ADEA").

         2. SECTION 1542 WAIVER. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities through the Separation Date. In making this release, Employee intends to release the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him. Employee expressly waives all rights under Section 1542 of the Civil Code of the State of California, which Employee understands provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that he may discover facts different from or in addition to those which he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

         3. WAIVER OF CERTAIN CLAIMS. Employee acknowledges that, with this Release, he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any. In addition, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to seven
(7) days after executing this Release.

         4. NO UNDUE INFLUENCE. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

         5. CONFIDENTIALITY OF AGREEMENT AND RELEASE. Employee further agrees to keep confidential the terms of the Agreement and this Release and to refrain from disclosing any information regarding the Agreement, this Release and their respective terms to any third party, unless required to do so (a) by a regulatory body (e.g. filings with the Securities Exchange Commission); (b) in financial disclosures to auditors or in audited financial statements; or (c) under oath, if properly ordered, in a court of competent jurisdiction. Employee agrees to notify the Company in writing upon first notification that he may be required by law to disclose any information deemed confidential by the Agreement or this Release. Notice must be provided in sufficient time for the party receiving notice to oppose or otherwise respond to the request.

         6. GOVERNING LAW. This Release is made and entered into in California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

         7. SEVERABILITY. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

         8. COUNTERPARTS. This Release may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.

         9. ARBITRATION. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (the "AAA") and will be governed by the Model Employment Arbitration rules of the AAA. All fees and costs will be allocated to the parties to the arbitration as determined by the arbitrator; PROVIDED, HOWEVER, that each party will pay one-half of the estimated arbitrator's fees up front; and, if either party fails to do so, then a default will be entered against such party solely with respect to such fees. Any determination of the arbitrator shall be final and binding on the parties. Nothing in this Release will prevent a party hereto from applying to a court that would otherwise have jurisdiction for provisional or interim injunctive or other equitable measures.

         10. ENTIRE AGREEMENT. This Release constitutes the entire agreement of the parties with respect to the subject matter of this Release, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.

         11. MODIFICATION; WAIVERS. No modification, termination or attempted waiver of this Release will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

         12. AMENDMENT. This Release may be amended or supplemented only by a writing signed by Employee and the Company.



Dated:_________________              _____________________________
                                         Donald R. Myll

                                         DAOU Systems, Inc.


Dated:_________________              _____________________________
                                     By: Larry D. Grandia, President and
                                         Chief Executive Officer